Exhibit 99.1

2025 OMNIBUS INCENTIVE COMPENSATION PLAN

OF

NATIONAL HEALTHCARE PROPERTIES, INC.

SECTION 1.          PURPOSES OF THE PLAN AND DEFINITIONS

1.1        Purposes.  The purposes of the 2025 Omnibus Incentive Compensation Plan (this “Plan”) of National Healthcare Properties, Inc. (the “Company”) are to:

(1)          provide incentives to individuals chosen to receive Share-based awards because of their ability to improve operations and increase profits;

(2)          encourage selected persons to accept positions with or continue to provide services to the Company and the Company’s Affiliates; and

(3)          further the participation of Directors in the growth in value of Shares.

To accomplish these purposes, this Plan provides a means whereby employees, officers and directors of the Company and its Subsidiaries and other enumerated persons may receive Awards.

1.2        Definitions.  For purposes of this Plan, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person.  The determination of whether a Person is an Affiliate shall be made by the Committee acting in its sole and absolute discretion.

“Applicable Laws” means the requirements relating to the administration of Awards under state corporation laws, U.S. federal and state securities laws, the Code, any national securities exchange or quotation system on which the Shares are listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under this Plan.

“Articles of Incorporation” means the charter of the Company, as the same may be amended and supplemented from time to time.

“Award” means any award of Restricted Shares, RSUs, Options, Stock Appreciation Rights, Performance Awards, Stock Awards, LTIP Units or Other Equity Awards under this Plan.

“Award Agreement” means, with respect to each Award, the written agreement executed by the Company and the Participant or other written document approved by the Board or the Committee setting forth the terms and conditions of the Award.

“Board” means the Board of Directors of the Company.

“Change of Control” means, except in connection with an Initial Public Offering:  (a) any “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50.1% or more of the combined voting power of the Company’s then outstanding voting securities; (b) consummation of a merger or consolidation of the Company with any other entity or the issuance of voting securities in connection with a merger or consolidation of the Company (or any direct or indirect subsidiary thereof) pursuant to applicable exchange requirements, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) at least 50.1% of the combined voting power of the voting securities of the Company or such surviving or parent entity outstanding immediately after such merger or consolidation or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no “person” (as defined above) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of either of the then outstanding Shares or the combined voting power of the Company’s then outstanding voting securities; (c) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s properties or assets (or any transaction or series of transactions within a period of twelve (12) months ending on the date of the last sale or disposition having a similar effect); (d) during any consecutive 12-month period, individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of such Board, provided that any person becoming a director after the beginning of such 12-month period and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board shall be an Incumbent Director; provided, that no individual initially elected or nominated as a director as a result of an actual or threatened election contest with respect to the election or removal of directors (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed an Incumbent Director; or (e) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, a Change of Control shall not be deemed to have occurred by virtue of any transaction or series of integrated transactions immediately following which the shareholders of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in a Person that owns all or substantially all of the voting securities or assets of the Company immediately following such transaction or series of transactions.

Moreover, notwithstanding the foregoing, a transaction or other event described above or in an Award Agreement may constitute a “Change of Control” for purposes of any Award which is subject to Section 409A of the Code for purposes of earning and vesting, but no payment shall be made thereunder until the earliest of (i) the Change of Control, if such transaction constitutes a “change in the ownership of the corporation,” a “change in the effective control of the corporation” or a “change in the ownership of a substantial portion of the assets of the corporation,” within the meaning of Code Section 409A(2)(A)(v), (ii) the date such Award would otherwise be settled pursuant to the terms of the Award Agreement, and (iii) the Participant’s “separation from service” within the meaning of Code Section 409A.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Board or a duly appointed committee of the Board to which the Board has delegated its powers and functions hereunder.  Any authority granted to the Committee may also be exercised by the Board.

“Company” has the meaning set forth in Section 1.1.

“Director” means a person elected or appointed and serving as a member of the Board in accordance with the Articles of Incorporation and the Maryland General Corporation Law.

“Effective Date” has the meaning given it in Section 24.

“Eligible Person” has the meaning set forth in Section 2.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Fair Market Value” means with respect to Shares:

(i)          If the Shares are listed or quoted on any national securities exchange or a national market system, their Fair Market Value shall be the closing sales price for the Shares, or the mean between the high bid and low asked prices if no sales were reported, as quoted on such system or exchange (or, if the Shares are listed on more than one exchange, then on the largest, as measured by volume, such exchange) for the date the value is to be determined (or if there are no sales or bids for such date, then for the last preceding business day on which there were sales or bids), as reported in The Wall Street Journal.

(ii)          If the Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, or if there is no secondary trading market for the Shares, their Fair Market Value shall be determined in good faith by the Board in a manner consistent with the applicable requirements of the Code and the regulations issued thereunder, including without limitation the requirements of Section 422 and Section 409A of the Code, as applicable.

“Grant Date” has the meaning set forth in Section 5.1(a).

“Incentive Stock Option” means an Option intended to meet the requirements of an “incentive stock option” as defined in Section 422 of the Code (or any statutory provision that may hereafter replace such section).

“Initial Public Offering” means an initial public offering of the Shares pursuant to an effective registration statement filed by the Company with the Securities and Exchange Commission.

“LTIP Unit” means a unit of limited partnership interest in the form of a profits interest (within the meaning of the Code and the rules, regulations and procedures promulgated pursuant thereto) under the Partnership Agreement.  An LTIP Unit granted under this Plan represents the right to receive the benefits, payments or other rights set forth in the Partnership Agreement, subject to the terms and conditions of the applicable Award Agreement and the Partnership Agreement.

“Non-Employee Director” means a Director who is a “non-employee director” within the meaning of Rule 16b-3.

“Nonqualified Stock Option” means an Option which is not intended to, or which fails to, meet the requirements of an Incentive Stock Option.

“Option” means an option to purchase Shares granted under Section 8.

“Other Equity Awards” means an Award granted under Section 13.

“Participant” means an Eligible Person who is granted an Award.

“Partnership” shall mean National Healthcare Properties Operating Partnership, L.P., a Delaware limited partnership.

“Partnership Agreement” shall mean the Agreement of Limited Partnership of National Healthcare Properties Operating Partnership, L.P., dated as of February 14, 2013, as amended and restated from time to time.

“Partnership Unit” shall have the meaning set forth in the Partnership Agreement.

“Person” means an individual, a corporation, partnership, trust, association, or any other entity.

“Plan” means this 2025 Omnibus Incentive Compensation Plan of National Healthcare Properties, Inc.

 “Performance Awards” means Performance Share Units, Performance Units, Performance-Based Restricted Stock or any or all of them.

 “Performance-Based Restricted Stock” means Shares issued or transferred to an Eligible Person under Section 11.2.

 “Performance Cycle” means the time period specified by the Committee at the time Performance Awards are granted during which the performance of the Company or a Subsidiary will be measured.

 “Performance Objectives” means the objectives set forth in Section 11.3 for the purpose of determining, either alone or together with other conditions, the degree of payout and/or vesting of Performance Awards.

 “Performance Share Units” means Performance Share Units granted to an Eligible Person under Section 11.1(b).

“Performance Units” means Performance Units granted to an Eligible Person under Section 11.1(a).

“Restricted Shares” means an Award of restricted shares granted under Section 6.

“Restricted Stock Unit” or “RSU” means a contractual right granted to an Eligible Person under Section 7 representing notional unit interests equal in value to a Share to be paid or distributed at such times, and subject to such conditions, as set forth in the Plan and the applicable Award Agreement.

“Rule 16b-3” means Rule 16b-3 adopted under Section 16(b) or any successor rule, as it may be amended from time to time, and references to paragraphs or clauses of Rule 16b-3 refer to the corresponding paragraphs or clauses of Rule 16b-3 as it exists at the Effective Date or the comparable paragraph or clause of Rule 16b-3 or successor rule, as that paragraph or clause may thereafter be amended.

“Section 16(b)” means Section 16(b) of the Exchange Act.

“Section 409A of the Code” means the nonqualified deferred compensation rules under Section 409A of the Code and any applicable Treasury regulation or other official guidance promulgated thereunder.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Shares” means shares of the Company’s common stock, $0.01 par value per share, and any other class of the Company’s common stock subsequently designated and classified from time to time.

“Stock Appreciation Right” means the right to receive any excess in the Fair Market Value of a fixed number of Shares over a specified exercise price, granted under Section 9.

“Stock Right” means an Award in the form of an Option or a Stock Appreciation Right.

“Stock Award” means an Award of Shares that is not subject to restrictions or other forfeiture conditions.

“Ten Percent Owner” means a person who owns, or is deemed within the meaning of Section 422(b)(6) of the Code to own, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (or any parent or subsidiary corporations of the Company, as defined in Sections 424(e) and (f), respectively, of the Code).  Whether a person is a Ten Percent Owner shall be determined with respect to an Option based on the facts existing immediately prior to the Grant Date of the Option.

“Termination” means that a Participant has ceased, for any reason and with or without cause, to be an employee or Director of, or a consultant to, the Company.  However, the term “Termination” shall not include (a) an employee ceasing to be an employee of the Company or any Affiliate of the Company, but instead serving as a consultant to or Director of the Company or any Affiliate of the Company or vice versa, or any such service conversion from any such Affiliate to another, or (b) a leave of absence duly authorized by the Company unless the Board or Committee has provided otherwise.

SECTION 2.          ELIGIBLE PERSONS

2.1          An “Eligible Person” is a natural person who, at or as of the Grant Date, is:

(a)          a full-time employee of the Company or any of its Subsidiaries;

(b)          an officer of the Company or any of its Subsidiaries;

(c)          a Director;

(d)          a director of any of the Company’s Subsidiaries; and

(e)          a natural person whom the Board designates as eligible for an Award because the person:

(i)          performs bona fide consulting or advisory services for the Company or any of its Subsidiaries pursuant to a written agreement (other than services in connection with the offer or sale of securities in a capital-raising transaction), and

(ii)          has a direct and significant effect on the financial development of the Company or any of its Subsidiaries; provided, that in the case of each of (a) through (e), that such natural person may be offered securities registrable pursuant to a registration statement on Form S-8 under the Securities Act and the applicable guidance thereunder as in effect at the applicable time; provided, further, that only employees of the Company, and of any parent or subsidiary corporations of the Company, as defined in Sections 424(e) and (f), respectively, of the Code, shall be eligible for the grant of an Incentive Stock Option.

SECTION 3.          SHARES SUBJECT TO THIS PLAN

3.1        Total Number of Shares.

(a)          The total number of Shares that may be issued or subject to Awards under this Plan shall equal to (i) 1,900,000 Shares, plus (ii) 6.5% of any Shares issued and sold by the Company in any private or public offering that occurs following the Effective Date through, and including, an Initial Public Offering, but not including any private or public offering that occurs after an Initial Public Offering (collectively, the “Share Limitation”).  The Share Limitation shall be subject to adjustment in accordance with the provisions for adjustment in Section 5.  Shares issued pursuant to the Plan shall be authorized but unissued Shares.

(b)          The maximum number of Shares that may be delivered pursuant to Incentive Stock Options during the term of the Plan is 1,900,000.

(c)          The maximum number of Shares subject to Awards granted during a single fiscal year to any Non-Employee Director, together with any cash fees paid to such Non-Employee Director during the fiscal year shall not exceed a total value of $600,000 (calculating the value of any Awards based on the Grant Date fair value for financial reporting purposes).

3.2        Share Counting.  Without limiting the generality of the foregoing, for purposes of applying the Share Limitation, the following rules shall apply with respect to Awards under this Plan:

(a)          Any Award of an LTIP Unit shall count against the Share Limitation (and accordingly, shall reduce the remaining Shares available for grant) on a one-for-one basis (or such other conversion factor as determined in accordance with the Partnership Agreement at the time of grant, but which shall not be less than one-for-one).  To the extent that LTIP Units are, following earning, vesting or satisfaction of any other conditions contained in the Award granting the LTIP Units, ultimately converted into, or exchanged or redeemed for, Shares pursuant to the terms of the Partnership Agreement, only the initial number of LTIP Units granted (subject to adjustment under Section 5) shall count against the Share Limitation, and any subsequent conversions, exchanges or redemptions shall not count against the Share Limitation or otherwise reduce the Shares available for issuance under the Plan.

(b)          Any Award under the Plan that may be settled solely in cash shall not count against the Share Limitation (and accordingly, shall not reduce the remaining Shares available for grant).

(c)          If any Option or Share-settled Stock Appreciation Right expires, terminates, or is cancelled for any reason without having been exercised in full, or if any other Award is forfeited by the recipient, then the Shares underlying such Awards which expire or are terminated, cancelled or forfeited by the recipient shall again be available for Awards to be granted under the Plan.

(d)          Shares tendered or held back upon exercise of an Option, or upon settlement of any other Award, to cover exercise price or tax withholding (as applicable) shall not be available for future issuance under the Plan.

(e)          Shares and Share equivalents repurchased by the Company with any cash proceeds from Option exercises shall not be added back to Shares available for grant under the Plan.

(f)          Upon exercise of Stock Appreciation Rights, the gross number of Shares with respect to which such Stock Appreciation Right may be exercised, and not the number of Shares that may be distributed in settlement of such exercise, shall be deducted from the total number of Shares remaining available for issuance under the Plan.

Neither the foregoing provisions of this Section 3, nor the adjustment provisions of Section 5, shall apply in determining the maximum number of Shares issued pursuant to or subject to outstanding Incentive Stock Options unless consistent with the provisions of Section 422 of the Code, however.

SECTION 4.          ADMINISTRATION

4.1        Administration.  This Plan shall be administered by the Committee.

4.2        Committee’s Powers.  Subject to the express provisions of this Plan, the Committee shall have the authority, in its sole discretion:

(a)          to construe and interpret the Plan and apply its provisions;

(b)          to adopt, amend and rescind administrative and interpretive rules and regulations relating to this Plan;

(c)          to authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;

(d)          to delegate its authority to one or more Officers of the Company with respect to Awards that do not involve “insiders” within the meaning of Section 16 of the Exchange Act;

(e)          to determine when Awards are to be granted under the Plan and the applicable Grant Date;

(f)          to determine the Eligible Persons to whom, and the time or times at which, Awards shall be granted;

(g)          to determine the number of Shares that shall be the subject of each Award;

(h)          to determine the terms and provisions of each Award (which need not be identical) and any amendments thereto, including provisions defining or otherwise relating to:

(i)          the extent to which the transferability of Shares issued or transferred pursuant to any Award is restricted;

(ii)          the effect of Termination on an Award;

(iii)          the exercise price of a Stock Right;

(iv)          the medium of payment and vesting provisions;

(v)           the effect of approved leaves of absence;

(vi)          to construe the respective Award Agreements and this Plan;

(vii)         to make determinations of the Fair Market Value of Shares;

(viii)        to waive any provision, condition or limitation set forth in an Award Agreement;

(ix)          to delegate its duties under this Plan to such agents as it may appoint from time to time; and

(x)           to make all other determinations, perform all other acts and exercise all other powers and authority necessary or advisable for administering this Plan, including the delegation of those ministerial acts and responsibilities as the Committee deems appropriate.

The Committee may correct any defect, supply any omission or reconcile any inconsistency in this Plan, in any Award or in any Award Agreement in the manner and to the extent it deems necessary or desirable to implement this Plan, and the Committee shall be the sole and final judge of that necessity or desirability.  The determinations of the Committee on the matters referred to in this Section 4.2 shall be final, binding and conclusive.

4.3          Committee Composition. Except as otherwise determined by the Board, the Committee shall consist solely of two or more Non-Employee Directors. The Board shall have discretion to determine whether or not it intends to comply with the exemption requirements of Rule 16b-3. However, if the Board intends to satisfy such exemption requirements, with respect to any insider subject to Section 16 of the Exchange Act, the Committee shall be a compensation committee of the Board that at all times consists solely of two or more Non-Employee Directors. Within the scope of such authority, the Board or the Committee may delegate to a committee of one or more members of the Board who are not Non-Employee Directors the authority to grant Awards to eligible persons who are not then subject to Section 16 of the Exchange Act. Nothing herein shall create an inference that an Award is not validly granted under the Plan in the event Awards are granted under the Plan by a compensation committee of the Board that does not at all times consist solely of two or more Non-Employee Directors.

4.4        Designation of Consultants.

(a)          The Committee may designate officers of the Company and professional advisors to assist the Committee in the administration of the Plan (to the extent permitted by Applicable Laws) and may grant authority to officers to grant Awards or execute agreements or other documents on behalf of the Committee, provided that any officer who has authority to grant Awards may not grant Awards to himself or herself.

(b)          The Committee may employ such legal counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel, consultant or agent and any computation received from any such consultant or agent.  Expenses incurred by the Committee or Board in the engagement of any such counsel, consultant or agent shall be paid by the Company.

4.5        Term of Plan.  No Awards shall be granted under this Plan after ten (10) years from the Effective Date of this Plan; provided that Awards granted prior to such tenth anniversary may extend beyond that date.

SECTION 5.          CERTAIN TERMS AND CONDITIONS OF AWARDS

5.1        All Awards.  All Awards shall be evidenced by a written Award Agreement and subject to the following terms and conditions:

(a)          Grant Date.  Each Award Agreement shall specify the date as of which it shall be effective (the “Grant Date”).

(b)          Vesting.  Each Award shall vest, and any restrictions thereunder shall lapse, as the case may be, at such times, subject to such conditions and in such amounts as may be specified by the Committee in the applicable Award Agreement.

(c)          Non-assignability of Rights.  Awards shall not be transferable other than with the consent of the Committee or by will or the laws of descent and distribution.

(d)          Termination of Service.  The Committee shall establish, in respect of each Award when granted, or if no rights of a Participant are reduced, after the Grant Date, the effect of a Termination on the rights and benefits thereunder and in so doing may, but need not, make distinctions based upon the cause of termination (such as retirement, death, disability or other factors) or which party effected the termination (the employer or the employee).

(e)          Minimum Purchase Price.  Notwithstanding any provision of this Plan to the contrary, if authorized but previously unissued Shares are issued under this Plan, such Shares shall not be issued for a consideration which is less than as permitted under Applicable Law, and in no event, shall such consideration be less than the par value per Share multiplied by the number of Shares to be issued.

(f)          Other Provisions.  Each Award Agreement may contain such other terms, provisions and conditions not inconsistent with this Plan, as may be determined by the Committee.

5.2        Adjustment for Corporate Actions.  All of the share numbers set forth in the Plan reflect the capital structure of the Company and the Partnership as of the Effective Date.  If subsequent to the Effective Date the outstanding Shares or Partnership Units (or any other securities covered by the Plan by reason of the prior application of this Section) are increased, decreased, or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed with respect to Shares or Partnership Units, as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar distribution with respect to such Shares or Partnership Units, an appropriate and proportionate adjustment will be made in (i) the maximum numbers and kinds of Shares provided in Section 3, (ii) the numbers and kinds of Shares, units or other securities subject to the then outstanding Awards, (iii) the exercise price for each Share or other unit of any other securities subject to then outstanding Stock Rights (without change in the aggregate exercise price as to which such Stock Rights remain exercisable), and (iv) the Performance Objectives applicable to outstanding Performance Awards.

5.3        Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events.  In the event of any corporate action not specifically covered by the preceding Section, including but not limited to an extraordinary cash distribution on Shares, a corporate separation or other reorganization or liquidation, the Committee shall make such adjustment of outstanding Awards and their terms, if any, as it, in its sole discretion, may deem equitable and appropriate in the circumstances in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.  The Committee shall make adjustments in the terms and conditions of, and the performance goals and targets or other criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in this Section) affecting the Company or the Partnership or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are equitable and appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

5.4        Related Matters.  Any adjustment in Awards made pursuant to Section 5 shall be determined and made, if at all, by the Committee, acting in its sole discretion, and shall include any correlative modification of terms, including of Stock Right exercise prices, rates of vesting or exercisability, performance goals and targets, and business objectives which the Committee may deem necessary or appropriate so as to ensure the rights of the Participants in their respective Awards are not substantially diminished or expanded as a result of the adjustment and corporate action other than as expressly contemplated in this Section 5.  The Committee, in its discretion, may determine that no fraction of a Share or Partnership Unit shall be purchasable or deliverable upon exercise, and in that event if any adjustment hereunder of the number of Shares covered by an Award would cause such number to include a fraction of a Share or Partnership Unit, such number of Shares shall be adjusted to the nearest smaller whole number of shares.  No adjustment of a Stock Right exercise price per share pursuant to Section 5 shall result in an exercise price which is less than the par value of the Share.

5.5        Change of Control.  The Committee may provide in the applicable Award Agreement that an Award will vest on an accelerated basis upon the Participant’s termination of employment or service in connection with a Change of Control or upon the occurrence of any other event that the Committee may set forth in the Award Agreement.  The applicable Award Agreement may provide that, in the event of a Change of Control, a Participant’s Award will be treated, to the extent determined by the Committee to be permitted under Code Section 409A, in accordance with one or more of the following methods as determined by the Committee in its sole discretion: (i) settle such Awards for an amount (as determined in the sole discretion of the Committee) of cash or securities, where in the case of Options and Stock Appreciation Rights, the value of such amount, if any, will be equal to the in-the-money spread value (if any) of such Awards; (ii) provide for the assumption of the Awards or the issuance of substitute awards by the surviving corporation or its parent or subsidiary of equivalent awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted under the Plan, as determined by the Committee in its sole discretion; (iii) modify the terms of such Awards to add events, conditions or circumstances (including termination of employment or service within a specified period after a Change of Control) upon which the vesting of such Awards or lapse of restrictions thereon will accelerate; (iv) deem any performance goals satisfied at target, maximum or actual performance through the closing or provide for the performance conditions to continue (as is or as adjusted by the Committee) after the closing; or (v) provide that for a period of at least twenty (20) days prior to the Change of Control, any Options or Stock Appreciation Rights that would not otherwise become exercisable prior to the Change of Control will be exercisable as to all Shares subject thereto (but any such exercise will be contingent upon and subject to the occurrence of the Change of Control and if the Change of Control does not take place within a specified period after giving such notice for any reason whatsoever, the exercise will be null and void) and that any Options or Stock Appreciation Rights not exercised prior to the consummation of the Change of Control will terminate and be of no further force and effect as of the consummation of the Change of Control. For the avoidance of doubt, in the event of a Change of Control where all Options and Stock Appreciation Rights are settled for an amount (as determined in the sole discretion of the Committee) of cash or securities, the Committee may, in its sole discretion, terminate any Option or Stock Appreciation Right for which the exercise price is equal to or exceeds the per Share value of the consideration to be paid in the Change of Control transaction without payment of consideration therefor. Similar actions to those specified in this Section 5.5 may be taken in the event of a merger or other corporate reorganization that does not constitute a Change of Control.

In taking any of the actions permitted under Section 5.5, the Committee shall not be obligated to treat all Awards, all Awards held by a Participant, or all Awards of the same type, identically.  Any determinations required to carry out the foregoing provisions of Section 5.5, including but not limited to the market value of other consideration received by holders of Shares or Partnership Units in a Change of Control and whether substantially equivalent rights have been substituted, shall be made by the Committee acting in its sole discretion.  In connection with any action or actions taken by the Committee in respect of Awards and in connection with a Change of Control, the Committee may require such acknowledgements of satisfaction and releases from Participants as it may determine.

5.6        Decisions Final.  Any decision or determination made by the Committee under this Section 5 shall be final, binding and conclusive on the Participant and the Company for all purposes.

SECTION 6.          RESTRICTED SHARES

6.1        Grant.  The Committee may grant one or more Awards of Restricted Shares to any Eligible Person.  Each Award of Restricted Shares shall specify the number of Shares to be issued to the Participant, the date of issuance and the restrictions imposed on the Shares including the conditions of release or lapse of such restrictions.  Upon the issuance of Restricted Shares, the Participant may be required to furnish such additional documentation or other assurances as the Committee may require to enforce restrictions applicable thereto.

6.2        Restrictions.  Except as specifically provided elsewhere in this Plan or the Award Agreement regarding Restricted Shares, Restricted Shares may not be sold, assigned, transferred, pledged or otherwise disposed of or encumbered, either voluntarily or involuntarily, until the restrictions have lapsed or been satisfied and the Shares are no longer Restricted Shares.  The Committee may in its sole discretion provide for the lapse of such restrictions in installments and may accelerate or waive such restrictions, in whole or in part, based on service, performance or such other factors or criteria as the Committee may determine.

6.3        Dividends.  Unless otherwise determined by the Committee in consultation with outside tax counsel, cash dividends with respect to Restricted Shares shall be paid to the recipient of the Award of Restricted Shares on the normal dividend payment dates, and dividends payable in Shares shall be paid in the form of Restricted Shares having the same terms as the Restricted Shares upon which such dividend is paid.  Each Award Agreement for Awards of Restricted Shares shall specify whether and, if so, the extent to which the Participant shall be obligated to return to the Company any cash dividends paid with respect to any Restricted Shares which are subsequently forfeited.

6.4        Forfeiture of Restricted Shares.  Except to the extent otherwise provided in the applicable Award Agreement, if a Termination occurs with respect to a Participant, the Participant shall automatically forfeit all Restricted Shares that are still subject to restriction.

SECTION 7.          RESTRICTED STOCK UNITS

7.1        Grant.  The Committee may grant one or more Awards of RSUs to any Eligible Person.  Each Award of RSUs shall specify the number of RSUs granted to the Participant, the Grant Date and the restrictions imposed on the RSUs including the conditions of vesting or lapse of such restrictions.  The value of each RSU is equal to the Fair Market Value of the Shares on the applicable date or time period of determination, as specified by the Committee.

7.2        Restrictions.  Except as specifically provided elsewhere in this Plan or the Award Agreement regarding RSUs, RSUs may not be sold, assigned, transferred, pledged or otherwise disposed of or encumbered, either voluntarily or involuntarily.  The Committee may in its sole discretion provide for the lapse of such restrictions in installments and may accelerate or waive such restrictions, in whole or in part, based on service, performance or such other factors or criteria as the Committee may determine.

7.3        Payment of Restricted Stock Units.  RSUs shall become payable to a Participant at the time or times determined by the Committee in its sole discretion and set forth in the Award Agreement, which may be upon or following the vesting of the Award.  Payment of an RSU may be made, as approved by the Committee and set forth in the Award Agreement, in cash or in Shares or in a combination thereof, subject to applicable tax withholding requirements.  Any cash payment of an RSU shall be made based upon the Fair Market Value of the Shares, determined on such date or over such time period as determined by the Committee in its sole discretion.

7.4        Dividend Equivalent Rights.  RSUs may be granted together with a dividend equivalent right with respect to the Shares subject to the Award, which may be accumulated and may be deemed reinvested in additional RSUs or may be accumulated in cash, as determined by the Committee in its sole discretion, and, unless otherwise determined by the Committee, will be paid at the time the underlying RSU is payable.  Unless otherwise determined by the Committee, dividend equivalent rights shall be subject to forfeiture under the same conditions as apply to the underlying RSU.

7.5        Forfeiture of Restricted Stock Units.  Except to the extent otherwise provided in the applicable Award Agreement, if a Termination of a Participant occurs, the Participant shall automatically forfeit all RSUs that are still subject to restriction.

7.6        No Rights as Stockholder.  The Participant shall not have any rights as a stockholder with respect to the shares subject to an RSU unless and until such time as Shares are delivered in respect of the RSU to the Participant pursuant to the terms of the Award Agreement.

SECTION 8.          OPTIONS

8.1        Grant.  Options may be granted to Eligible Persons in such number, and at such times during the term of the Plan, as the Committee shall determine.  The granting of an Option shall take place at the time specified in the Award Agreement.  Only if expressly so provided in the applicable Award Agreement shall the Grant Date be the date on which the Award Agreement shall have been duly executed and delivered by the Company and the Participant.  All Options granted under the Plan shall be Nonqualified Stock Options unless the applicable Award Agreement expressly states that the Option is intended to be an Incentive Stock Option.

8.2        Exercise Price.  The price at which Shares may be acquired under each Incentive Stock Option shall be not less than 100% of the Fair Market Value of a Share on the Grant Date, or not less than 110% of the Fair Market Value of a Share on the Grant Date if the Participant is a Ten Percent Owner.  The price at which Shares may be acquired under each Nonqualified Stock Option shall be equal to at least 100% of the Fair Market Value of a Share on the Grant Date.  Without approval of the Company’s stockholders, no Option may be repriced, replaced, regranted through cancellation, repurchased for cash or other consideration, or modified (except in connection with an adjustment pursuant to Section 5), in each case if the effect would be to reduce the exercise price for the Shares underlying the Option.

8.3        Option Period.  No Incentive Stock Option may be exercised on or after the tenth anniversary of the Grant Date, or on or after the fifth anniversary of the Grant Date if the Participant is a Ten Percent Owner.  The Option period under each Nonqualified Stock Option shall not exceed ten years from the Grant Date.

8.4        Exercisability.  An Option may be immediately exercisable or become exercisable in such installments, cumulative or non-cumulative, as the Committee may determine.  In the case of an Option not otherwise immediately exercisable in full, the Committee may accelerate such Option in whole or in part at any time; provided, however, that in the case of an Incentive Stock Option, any such acceleration of the Option would not cause the Option to fail to comply with the provisions of Section 422 of the Code or the Participant consents to the acceleration.

8.5        Method of Exercise.  An Option may be exercised by a Participant giving written notice, in the manner provided in Section 21, specifying the number of Shares with respect to which the Option is then being exercised.  The notice shall be accompanied by payment in the form of cash or check payable to the order of the Company in an amount equal to the exercise price of the Shares to be purchased or by one or more of the following methods, subject in each instance to the Committee’s approval, acting in its sole discretion, and to such conditions, if any, as the Committee may deem necessary to avoid adverse accounting effects to the Company:

(a)          by delivery to the Company of Shares having a Fair Market Value equal to the exercise price of the Shares to be purchased,

(b)          by surrender of the Option as to all or part of the Shares for which the Option is then exercisable in exchange for Shares having an aggregate Fair Market Value equal to the difference between (i) the aggregate Fair Market Value of the surrendered portion of the Option, and (ii) the aggregate exercise price under the Option for the surrendered portion of the Option, or

(c)          by delivery of any other lawful means of consideration which the Committee may approve.

If the Shares are traded on a national securities exchange, payment of any exercise price may also be made through and under the terms and conditions of any formal cashless exercise program authorized by the Company entailing the sale of Shares subject to an Option in a brokered transaction (other than to the Company).  Receipt by the Company of such notice and payment in any authorized or combination of authorized means shall constitute the exercise of the Option.  Within thirty (30) days thereafter but subject to the remaining provisions of the Plan, the Company shall deliver or cause to be delivered to the Participant or his agent a certificate or certificates for the number of Shares then being purchased.  Such Shares shall be fully paid and nonassessable.

8.6        Limit on Incentive Stock Option Characterization.  An Option shall be considered to be an Incentive Stock Option only to the extent that the number of Shares for which the Option first becomes exercisable in a calendar year do not have an aggregate Fair Market Value (as of the date of the grant of the Option) in excess of the “current limit”.  The current limit for any Participant for any calendar year shall be $100,000 minus the aggregate Fair Market Value on the Grant Date of the number of Shares available for purchase for the first time in the same year under each other Incentive Stock Option previously granted to the Participant under the Plan, and under each other incentive stock option previously granted to the Participant under any other incentive stock option plan of the Company and its Affiliates.  Any Shares which would cause the foregoing limit to be violated shall be deemed to have been granted under a separate Nonqualified Stock Option, otherwise identical in its terms to those of the Incentive Stock Option.

8.7        Notification of Disposition.  Each person exercising any Incentive Stock Option granted under the Plan shall be deemed to have covenanted with the Company to report to the Company any disposition of the Shares issued upon such exercise prior to the expiration of the holding periods specified by Section 422(a)(1) of the Code and, if and to the extent that the realization of income in such a disposition imposes upon the Company federal, state, local or other withholding tax requirements, or any such withholding is required to secure for the Company an otherwise available tax deduction, to remit to the Company an amount in cash sufficient to satisfy those requirements.

8.8        Forfeiture of Options.  Except to the extent otherwise provided in the applicable Award Agreement, if a Termination occurs with respect to a Participant, the Participant shall automatically forfeit all unvested Options.

8.9        No Rights as Stockholder.  The Participant shall not have any rights as a stockholder with respect to the Shares subject to an Option until such time as Shares are delivered to the Participant pursuant to the terms of the Award Agreement.

SECTION 9.          STOCK APPRECIATION RIGHTS

9.1        Grant.  Stock Appreciation Rights may be granted to Eligible Persons in such number, and at such times during the term of the Plan, as the Committee shall determine.  Stock Appreciation Rights may be granted in tandem with an Option (at or, in the case of a Nonqualified Stock Option, after, the award of the Option), or alone and unrelated to an Option.  Stock Appreciation Rights in tandem with an Option shall terminate to the extent that the related Option is exercised, and the related Option shall terminate to the extent that the tandem Stock Appreciation Rights are exercised.

9.2        Exercise Price.  Stock Appreciation Rights shall have an exercise price of not less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant, or in the case of Stock Appreciation Rights in tandem with Options, the exercise price of the related Option.  Upon exercise of a Stock Appreciation Right, a Participant shall be entitled to receive Shares or the cash equivalent thereof (as determined by the Committee in its sole discretion except as otherwise provided in an Award Agreement), with an aggregate Fair Market Value determined by multiplying (i) the difference between the Fair Market Value of a Share on the date of exercise of the Stock Appreciation Right over the price determined by the Committee on the Grant Date times (ii) the number of Shares with respect to which the Stock Appreciation Right is exercised.  Without approval of the Company’s stockholders, no Stock Appreciation Right may be repriced, replaced, re-granted through cancellation, repurchased for cash or other consideration, or modified (except in connection with an adjustment pursuant to Section 5), in each case if the effect would be to reduce the exercise price for the Shares underlying the Stock Appreciation Right.

9.3        Other Terms.  Except as the Committee may deem inappropriate or inapplicable in the circumstances, Stock Appreciation Rights shall be subject to terms and conditions substantially similar to those applicable to a Nonqualified Stock Option.

9.4        Forfeiture of Stock Appreciation Rights.  Except to the extent otherwise provided in the applicable Award Agreement, if a Termination occurs with respect to a Participant, the Participant shall automatically forfeit all unvested Stock Appreciation Rights.

9.5        No Rights as Stockholder.  The Participant shall not have any rights as a stockholder with respect to the Shares subject to a Stock Appreciation Right until such time as Shares are delivered to the Participant pursuant to the terms of the Award Agreement.

SECTION 10.          STOCK AWARDS

Shares may be granted to Eligible Persons pursuant to Stock Awards (including awards of fully vested Shares or Shares granted in lieu of other compensation) in such number, and at such times during the term of the Plan, as the Committee shall determine.  Any such Stock Award shall be evidenced by an Award Agreement between the Participant and the Company which shall specify the number of Shares subject to the Stock Award, any consideration therefor, any vesting or performance conditions or other restrictions (if any), and such other terms and conditions as the Committee shall determine in its sole and absolute discretion.

SECTION 11.          PERFORMANCE AWARDS

11.1        Grant.  The Committee may grant one or more Awards of Performance Units and/or Performance Share Units to any Eligible Person, the terms and conditions of which shall be set forth in an Award Agreement. Awards of Performance Units and Performance Share Units shall be subject to the following terms and provisions:

(a)          Performance Units. Performance Units shall be denominated in a specified dollar amount and, contingent upon the attainment of specified Performance Objectives within the Performance Cycle and such other vesting conditions as may be determined by the Committee (including, without limitation, a continued employment requirement following the end of the applicable Performance Cycle), represent the right to receive payment as provided in Sections 11.1(c) and (d) of the specified dollar amount or a percentage or multiple of the specified dollar amount depending on the level of Performance Objective attained. The Committee may at the time a Performance Unit is granted specify a maximum amount payable in respect of a vested Performance Unit.

(b)          Performance Share Units. Performance Share Units shall be denominated in Shares and, contingent upon the attainment of specified Performance Objectives within the Performance Cycle and such other vesting conditions as may be determined by the Committee (including, without limitation, a continued employment requirement following the end of the applicable Performance Cycle), represent the right to receive payment as provided in Sections 11.1(c) and (d) of the Fair Market Value of a Share on the date the Performance Share Unit became vested or any other date specified by the Committee. The Committee may at the time a Performance Share Unit is granted specify a maximum amount payable in respect of a vested Performance Share Unit.

(c)          Terms and Conditions; Vesting and Forfeiture. Each Award Agreement shall specify the number of Performance Units or Performance Share Units to which it relates, the Performance Objectives and other conditions which must be satisfied in order for the Performance Units or Performance Share Units to vest and the Performance Cycle within which such Performance Objectives must be satisfied and the circumstances under which the Award will be forfeited.

(d)          Payment of Awards. Subject to Section 11.3(c), payment to Participants in respect of vested Performance Units and Performance Share Units shall be made as soon as practicable after the last day of the Performance Cycle to which such Award relates or at such other time or times as the Committee may determine that the Award has become vested. Such payments may be made entirely in Shares valued at their Fair Market Value, entirely in cash or in such combination of Shares and cash as the Committee in its discretion shall determine at any time prior to such payment.

11.2          Performance-Based Restricted Stock. The Committee may grant Awards of Performance-Based Restricted Stock to any Eligible Person, the terms and conditions of which shall be set forth in an Award Agreement. Each Award Agreement may require that an appropriate legend be placed on Share certificates. With respect to Shares in a book entry account in a Participant’s name, the Committee may cause appropriate stop transfer instructions to be delivered to the account custodian, Committee or the Company’s corporate secretary as determined by the Committee in its sole discretion. Awards of Performance-Based Restricted Stock shall be subject to the following terms and provisions:

(a)          Rights of Participant. Performance-Based Restricted Stock shall be issued in the name of the Participant as soon as reasonably practicable after the Award is granted or at such other time or times as the Committee may determine; provided, that no Performance-Based Restricted Stock shall be issued until the Participant has executed an Award Agreement evidencing the Award, and any other documents which the Committee may require as a condition to the issuance of such Performance-Based Restricted Stock. At the discretion of the Committee, Shares issued in connection with an Award of Performance-Based Restricted Stock may be held in escrow by an agent (which may be the Company) designated by the Committee. Unless the Committee determines otherwise and as set forth in the Award Agreement, upon issuance of the Shares, the Participant shall have all of the rights of a shareholder with respect to such Shares, including the right to vote the Shares and to receive all dividends or other distributions paid or made with respect to the Shares.

(b)          Terms and Conditions. Each Award Agreement shall specify the number of Shares of Performance-Based Restricted Stock to which it relates, the Performance Objectives and other conditions which must be satisfied in order for the Performance-Based Restricted Stock to vest, the Performance Cycle within which such Performance Objectives must be satisfied and the circumstances under which the Award will be forfeited.

(c)          Delivery of Shares. Upon the lapse of the restrictions on Shares of Performance-Based Restricted Stock awarded hereunder, the Committee shall cause a stock certificate or evidence of book entry Shares to be delivered to the Participant with respect to such Shares, free of all restrictions hereunder.

11.3        Performance Objectives.

(a)          Establishment. With respect to any Performance Awards, performance objectives for Performance Awards (“Performance Objectives”) may be expressed in terms of: (i) net earnings; (ii) earnings per share; (iii) net debt; (iv) revenue or sales growth; (v) net or operating income; (vi) net operating profit; (vii) return measures (including, but not limited to, return on assets, capital, equity or sales); (viii) cash flow (including, but not limited to, operating cash flow, distributable cash flow and free cash flow); (ix) earnings before or after taxes, interest, depreciation, amortization and/or rent; (x) share price (including, but not limited to growth measures and total stockholder return); (xi) expense control or loss management; (xii) customer satisfaction; (xiii) market share; (xiv) economic value added; (xv) working capital; (xvi) the formation of joint ventures or the completion of other corporate transactions; (xvii) gross or net profit margins; (xviii) revenue mix; (xix) operating efficiency; (xx) product diversification; (xxi) market penetration; (xxii) measurable achievement in quality, operation or compliance initiatives; (xxiii) quarterly dividends or distributions; (xxiv) employee retention or turnover; or (xxv) any other individual, operational, financial or other goal as may be determined by the Committee; (xxvi) funds from operations or adjusted funds from operations; or (xxvii) any combination of or a specified increase in any of the foregoing. Performance Objectives may be in respect of the performance of the Company or any of its Subsidiaries or any combination thereof. Performance Objectives may be absolute or relative (to prior performance of the Company or to the performance of one or more other entities or external indices) and may be expressed in terms of a progression within a specified range. The Performance Objectives with respect to a Performance Cycle shall be established by the Committee while the performance relating to the Performance Objectives remains substantially uncertain.

(b)          Effect of Certain Events. The Committee may adjust the Performance Objectives after it has been issued in respect of a Performance Award to reflect the impact of specified events, including any one or more of the following with respect to the Performance Period: (i) the gain, loss, income or expense resulting from changes in accounting principles or tax laws that become effective during the Performance Period; (ii) the gain, loss, income or expense reported publicly by the Company with respect to the Performance Period that are extraordinary or unusual in nature or infrequent in occurrence; (iii) the gains or losses resulting from and the direct expenses incurred in connection with, the disposition of a business, or the sale of investments or non-core assets; (iv) the gain or loss from all or certain claims and/or litigation and all or certain insurance recoveries relating to claims or litigation; (v) the impact of investments or acquisitions made during the year or, to the extent provided by the Committee, any prior year; or (vi) other extraordinary or unusual events as determined by the Committee. The events may relate to the Company as a whole or to any part of the Company’s business or operations, as determined by the Committee. Any adjustments based on the effect of certain events are to be determined in accordance with generally accepted accounting principles and standards, unless another objective method of measurement is designated by the Committee.

(c)          Determination of Performance. Prior to the vesting, payment, settlement or lapsing of any restrictions with respect to any Performance Award, the Committee shall determine that the applicable Performance Objectives have been satisfied. In respect of a Performance Award, the Committee may, in its sole discretion, (i) reduce the amount of cash paid or number of Shares to be issued or that have been issued and that become vested or on which restrictions lapse, and/or (ii) establish rules and procedures that have the effect of limiting the amount payable to any Participant to an amount that is less than the amount that otherwise would be payable under an Award granted under this Section 11. The Committee may exercise such discretion in a non-uniform manner among Participants.

(d)          Effect of Change of Control. Any specific terms applicable to a Performance Award in the event of a Change of Control and not otherwise provided in the Plan shall be set forth in the applicable Award Agreement.

SECTION 12.          LTIP UNITS

An LTIP Unit is an Award of a Partnership Unit under the Plan pursuant to and in accordance with the Partnership Agreement, and which may be granted as freestanding awards or in tandem with other Awards under the Plan.  Any such LTIP Unit Awards shall be evidenced by an Award Agreement between the Participant and the Company and the Partnership and shall be subject to such conditions and restrictions as the Committee, in its sole and absolute discretion, may determine, including, but not limited to, continued employment or service by the Participant, computation of financial metrics and/or the achievement of pre-established performance goals and objectives. Notwithstanding anything herein to the contrary, upon a Change of Control, all outstanding LTIP Units shall be subject to Section 5.5 of the Plan.

SECTION 13.          OTHER EQUITY AWARDS

The Committee may grant Other Equity Awards, which are Awards (other than those described in Sections 6 through 12 of the Plan) that are based on, measured by or payable in Shares to Participant, on such terms and conditions as the Committee shall determine.  Any such Other Equity Awards shall be evidenced by an Award Agreement between the Participant and the Company and may be granted subject to the achievement of performance goals or other conditions.  Other Equity Awards may be denominated in cash, Shares or other securities, in stock-equivalent units, in stock appreciation units, in securities or debentures convertible into Shares (including LTIP Units and other Partnership Units), or in any combination of the foregoing, and may be paid in cash, Shares or other securities, or in a combination of cash, Shares and other securities, all as determined by the Committee in the Award Agreement; provided, however, that the grant of LTIP Units must satisfy the requirements of the Partnership Agreement as in effect on the date of grant.

SECTION 14.          SECURITIES LAWS

Nothing in this Plan or in any Award or Award Agreement shall require the Company to issue any Shares with respect to any Award if, in the opinion of counsel for the Company, that issuance could constitute a violation of any Applicable Laws.  As a condition to the grant of any Award, the Company may require the Participant (or, in the event of the Participant’s death, the Participant’s legal representatives, heirs, legatees or distributees) to provide written representations concerning the Participant’s (or such other Person’s) intentions with regard to the retention or disposition of the Shares covered by the Award and written covenants as to the manner of disposal of such Shares as may be necessary or useful to ensure that the grant or disposition thereof will not violate the Securities Act, any other law or any rule of any applicable securities exchange or securities association then in effect.  The Company shall not be required to register any Shares under the Securities Act or register or qualify any Shares under any state or other securities laws.

SECTION 15.          EMPLOYMENT OR OTHER RELATIONSHIP

Nothing in this Plan or any Award shall in any way interfere with or limit the right of the Company or any Affiliate of the Company to terminate any Participant’s employment or status as a consultant or Director at any time, nor confer upon any Participant any right to continue in the employ of, or as a Director or consultant of, the Company or any Affiliate of the Company.

SECTION 16.          AMENDMENT, SUSPENSION AND TERMINATION OF THIS PLAN

The Board or the Committee may at any time amend, suspend or discontinue this Plan, provided that such amendment, suspension or discontinuance meets the requirements of Applicable Laws, including without limitation, any applicable requirements for stockholder approval.  Notwithstanding the above, an amendment, suspension or discontinuation shall not be made if it would impair the rights of any Participant under any Award previously granted, without the Participant’s consent, except to conform this Plan and Awards granted to the requirements of Applicable Laws.  Notwithstanding any provision of the Plan to the contrary, if the Board or the Committee determines that any Award may be subject to Section 409A of the Code, the Board or the Committee may adopt such amendment to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions that the Board or the Committee determines are necessary or appropriate, without the consent of the Participant, to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code.  Without approval of the Company’s stockholders, (i) no Option or Stock Appreciation Right may be repriced, replaced, regranted through cancellation, repurchased for cash or other consideration (including another Award), or modified (except in connection with an adjustment pursuant to Section 5), in each case if the effect would be to reduce the exercise price for the Shares underlying the Option or Stock Appreciation Right; and (ii) no amendment may be effected to increase the number of Shares reserved for issuance under the Plan, to expand the type of Awards available under, or extend the term of, the Plan or to materially change the method of determining Fair Market Value.

SECTION 17.          LIABILITY AND INDEMNIFICATION

No person or member of the group constituting the Board or the Committee, nor any person acting pursuant to authority delegated to such person pursuant to Section 4.4, shall be liable for any act or omission on such person’s part, including but not limited to the exercise of any power or discretion given to such member under this Plan, except for those acts or omissions resulting from such member’s gross negligence or willful misconduct.  The Company shall indemnify each present and future person or member of the group constituting the Board or the Committee, as well as any person acting pursuant to authority delegated to such person pursuant to Section 4.4, against and each person or member of the group constituting the Board or the Committee and each person acting pursuant to authority granted to such person pursuant to Section 4.4 shall be entitled without further act on his or her part to indemnity from the Company for, all expenses (including the amount of judgments and the amount of approved settlements made with a view to the curtailment of costs of litigation) reasonably incurred by such person in connection with or arising out of any action, suit or proceeding to the fullest extent permitted by law and by the Articles of Incorporation and Bylaws of the Company.

SECTION 18.          SEVERABILITY

If any provision of this Plan is held to be illegal or invalid for any reason, that illegality or invalidity shall not affect the remaining portions of this Plan, but such provision shall be fully severable and this Plan shall be construed and enforced as if the illegal or invalid provision had never been included in this Plan.  Such an illegal or invalid provision shall be replaced by a revised provision that most nearly comports to the substance of the illegal or invalid provision.  If any of the terms or provisions of this Plan or any Award Agreement conflict with the requirements of Applicable Laws, those conflicting terms or provisions shall be deemed inoperative to the extent they conflict with Applicable Law.

SECTION 19.          SECTION 409A OF THE CODE

Although the Company does not guarantee to a Participant the particular tax treatment of an Award granted under the Plan, Awards granted under the Plan are intended to be exempt from, or comply with, Section 409A of the Code.  The Plan and any Awards granted under the Plan shall be limited, construed and interpreted in accordance with such intent.  To the extent that any Award granted under the Plan constitutes “non-qualified deferred compensation” pursuant to Section 409A of the Code (a “Section 409A Covered Award”), it shall be paid in a manner intended to comply with Section 409A of the Code.  Notwithstanding the foregoing, in no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on a Participant by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.

Notwithstanding anything in the Plan or in an Award to the contrary, the following provisions shall apply to Section 409A Covered Awards:

(a)          A termination of service shall not be deemed to have occurred for purposes of any provision of a Section 409A Covered Award providing for payment upon or following a termination of the Participant’s service unless such termination is also a “Separation from Service” within the meaning of Code Section 409A and, for purposes of any such provision of Section 409A Covered Award, references to a “termination,” “termination of employment” or like terms shall mean “Separation from Service.”  Notwithstanding any provision to the contrary in the Plan or an Award, if the Participant is deemed on the date of the Participant’s termination of service to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B) and using the identification methodology selected by the Company from time to time, or if none, the default methodology set forth in Code Section 409A, then with regard to any such payment under a Section 409A Covered Award, to the extent required to be delayed in compliance with Code Section 409A(a)(2)(B), such payment shall not be made prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of the Participant’s Separation from Service, and (ii) the date of the Participant’s death.  All payments delayed pursuant to this Section 19(a) shall be paid to the Participant on the first day of the seventh month following the date of the Participant’s Separation from Service or, if earlier, on the date of the Participant’s death.

(b)          Whenever a payment under a Section 409A Covered Award specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(c)          If under the Section 409A Covered Award an amount is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment.

SECTION 20.          WITHHOLDING

The Company shall have the right to deduct from any payment to be made to a Participant, or to otherwise require, prior to the vesting, issuance or settlement of any Award, the delivery of any Shares or the payment of any cash hereunder, payment or other satisfaction by the Participant of, any federal, state or local taxes required by law to be withheld.  Upon the vesting, issuance or settlement of any applicable Award, or upon making an election under Section 83(b) of the Code, or upon any other tax event, a Participant shall pay all required withholding or other tax obligations in connection with the grant, vesting or settlement of the Award or otherwise in connection with the Award to the Company.  The Board may permit any such statutory withholding obligation with regard to any Participant to be satisfied by, to the extent applicable, reducing the number of Shares otherwise deliverable or by delivering Shares already owned having a Fair Market Value equal to the amount of such tax withholding obligations.

SECTION 21.          NOTICES AND OTHER COMMUNICATIONS

Any notice, demand, request or other communication hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or duly sent by first class registered, certified or overnight mail, postage prepaid, or telecopied with a confirmation copy by regular, certified or overnight mail, addressed or telecopied, as the case may be, (a) if to the recipient of an Award, at his or her residence address last filed with the Company and (b) if to the Company, at its principal place of business, addressed to the attention of its Treasurer, or to such other address or telecopier number, as the case may be, as the addressee may have designated by notice to the addressor.  All such notices, requests, demands and other communications shall be deemed to have been received:  (i) in the case of personal delivery, on the date of such delivery; (ii) in the case of mailing, when received by the addressee; and (iii) in the case of facsimile transmission, when confirmed by facsimile machine report.

SECTION 22.          GENERAL PROVISIONS

22.1          Forfeiture Events. The Committee may specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain events, in addition to applicable vesting conditions of an Award. Such events may include, without limitation, breach of non-competition, non-solicitation, confidentiality, or other restrictive covenants that are contained in the Award Agreement or otherwise applicable to the Participant, a termination of the Participant’s employment for cause, or other conduct by the Participant that is detrimental to the business or reputation of the Company and/or its Affiliates.

22.2          Clawback. Notwithstanding any other provisions in this Plan, the Company may cancel any Award, require reimbursement of any Award by a Participant, and effect any other right of recoupment of equity or other compensation provided under the Plan in accordance with any Company policies that may be adopted and/or modified from time to time (“Clawback Policy”). In addition, a Participant may be required to repay to the Company previously paid compensation, whether provided pursuant to the Plan or an Award Agreement, in accordance with the Clawback Policy. By accepting an Award, the Participant is agreeing to be bound by the Clawback Policy, as in effect or as may be adopted and/or modified from time to time by the Company in its discretion (including, without limitation, to comply with applicable law or stock exchange listing requirements).

22.3          Other Compensation Arrangements. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

22.4          Sub-Plans. The Committee may from time to time establish sub-plans under the Plan for purposes of satisfying securities, tax or other laws of various jurisdictions in which the Company intends to grant Awards. Any sub-plans shall contain such limitations and other terms and conditions as the Committee determines are necessary or desirable. All sub-plans shall be deemed a part of the Plan, but each sub-plan shall apply only to the Participants in the jurisdiction for which the sub-plan was designed.

22.5          Deferral of Awards. The Committee may establish one or more programs under the Plan to permit selected Participants the opportunity to elect to defer receipt of consideration upon exercise or settlement of an Award, satisfaction of performance criteria, or other event that absent the election would entitle the Participant to payment or receipt of Shares or other consideration under an Award. The Committee may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, shares or other consideration so deferred, and such other terms, conditions, rules and procedures that the Committee deems advisable for the administration of any such deferral program.

22.6           Unfunded Plan. The Plan shall be unfunded. Neither the Company, the Board nor the Committee shall be required to establish any special or separate fund or to segregate any assets to assure the performance of its obligations under the Plan.

22.7          Other Provisions. The Award Agreements authorized under the Plan may contain such other provisions not inconsistent with this Plan, including, without limitation, restrictions upon the exercise of Awards, as the Committee may deem advisable.

22.8          Beneficiary Designation. Each Participant under the Plan may from time to time name any beneficiary or beneficiaries by whom any right under the Plan is to be exercised in case of such Participant’s death. Each designation will revoke all prior designations by the same Participant, shall be in a form reasonably prescribed by the Committee and shall be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime.

22.9          Plan Headings. The headings in the Plan are for purposes of convenience only and are not intended to define or limit the construction of the provisions hereof.

21.10          Non-Uniform Treatment. The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who are eligible to receive, or actually receive, Awards. Without limiting the generality of the foregoing, the Committee shall be entitled to make non-uniform and selective determinations, amendments and adjustments, and to enter into non-uniform and selective Award Agreements.

SECTION 23.          GOVERNING LAW

This Plan shall be governed and construed in accordance with the laws of the State of Maryland (regardless of the law that might otherwise govern under applicable principles of conflict of laws).

SECTION 24.          EFFECTIVE DATE

This Plan was approved and adopted by the Board on April 9, 2025, subject to approval in that form by the holders of the Company’s voting Shares.  The holders of the Company’s voting Shares approved the Plan on May 22, 2025 (the “Effective Date”).